Exhibit 99.1

For more information, contact:

Robert D. Sznewajs
President & CEO
(503) 598-3243

Anders Giltvedt
Executive Vice President & CFO
(503) 598-3250

West Coast Bancorp Reports 2009 Fourth Quarter Results

•
West Coast Bancorp successfully raised $155.0 million in private capital investments on October 26, 2009; $134.2 million was contributed to West Coast Bank  significantly  improving the bank’s regulatory capital ratios, including its total capital ratio to 15.25% at December 31, 2009.

•
Fourth quarter 2009 net loss was $51.8 million and reflected a $23.4 million tax expense to establish a deferred tax asset valuation allowance, a provision for credit losses of $35.2 million and OREO valuation adjustments and losses upon OREO property dispositions totaling $14.5 million.

•
total non-performing assets declined $55.7 million or 27% during the fourth quarter, including a $32.7 million reduction in nonaccrual loans and a $23.0 million decline in OREO; the company sold 165 OREO properties during the quarter.

•	At December 31, 2009, total nonperforming assets had been written down over $90 million and 38% from the original principal loan balance.

•	Fourth quarter average total deposits increased $120.7 million or 6% from the final quarter of 2008, and the average rate paid on deposits declined to .99% from 1.68%.

•	The Company now has the capital, products, and expertise to refocus on growing its loan portfolio.

Lake Oswego, OR – January 25, 2010 – West Coast Bancorp (NASDAQ: WCBO) (“Bancorp” or “Company”) today announced a net loss for the fourth quarter of 2009 of $51.8 million or $3.32 loss per diluted share compared to a net loss for fourth quarter 2008 of $8.7 million or $.56 loss per diluted share. The Company’s fourth quarter results were significantly impacted by establishment of a $23.4 million deferred tax asset valuation allowance, OREO valuation adjustments and losses upon dispositions totaling $14.5 million ($9.4 million after-tax), and a provision for credit losses of $35.2 million ($22.9 million after-tax). Combined these three items contributed approximately $73.1 million ($55.7 million after-tax) to the net loss for the fourth quarter. For the full year 2009, the Company reported a net loss of $94.2 million or $6.02 per diluted share, compared to a net loss of $6.3 million or $.41 per diluted share for the same period in 2008. As a result of the net loss in 2009 and recent federal tax law changes that enabled the Company to carry 2009 net operating tax losses back to additional prior tax years, the Company expects to receive a federal tax refund during the first quarter of 2010 of approximately $29 million.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Approval of New Common Shares and Conversion of Preferred Stock
As previously announced, on January 20, 2010, shareholders approved an increase in authorized common stock from 50.0 million shares to 250.0 million shares and the conversion of preferred stock issued in the Company's October private placement transactions into common stock. The private placement transactions resulted in gross proceeds to the Company of approximately $155.0 million and net proceeds of $139.2 million, of which $134.2 million was contributed to West Coast Bank on October 26, 2009.

As a result of the shareholder approvals, mandatorily convertible Series A preferred stock issued in the transactions will convert into 71.4 million shares of common stock on January 27, 2010. Including the Company’s existing 15.6 million common shares, following conversion of the Series A preferred stock there will be approximately 87.1 million shares of common stock outstanding. Additionally, 121,328 shares of mandatorily convertible Series B preferred stock issued in the transactions became mandatorily convertible into a total of 6.1 million shares of common stock, but only after such shares have been transferred to third parties not affiliated with certain original investors in a widely dispersed offering.  Furthermore, certain investors in the transactions will continue to hold warrants to purchase at a price of $100 per preferred share an aggregate of 240,000 additional shares of Series B preferred stock convertible into 12,000,000 shares of common stock upon transfer to third parties in a widely disbursed offering.

“The successful private placements of $155 million during the fourth quarter of 2009 were an important accomplishment as the new capital enables the Company to refocus its efforts on growing loans while reducing its nonperforming assets,” said Robert D. Sznewajs, President and CEO. “The combination of growing loans, reducing nonperforming assets and controlling operating expenses while maintaining capital ratios in excess of the regulatory requirements will allow us the opportunity to take advantage of market place opportunities in spite of these difficult economic times”, continued Mr. Sznewajs.

Year End Regulatory Capital Ratios Enhanced by Private Capital Raise
West Coast Bank’s year end 2009 regulatory capital ratios increased significantly from September 30, 2009 as a result of Bancorp’s $134.2 million capital contribution to the Bank. Additionally, as shown in Table 1 below, the shareholder approvals to increase authorized common shares and to convert preferred shares to common shares will also result in significant improvements to Bancorp’s regulatory capital ratios as the capital raised by Bancorp will now qualify as Tier 1 capital at the holding company level for regulatory purposes.

The Company’s pro forma year end 2009 book value of $2.83 per share reflects the private capital investments and the conversion of the Series A preferred shares, but it does not include the impact of the future conversion of the Series B preferred shares.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 1

SELECTED PRO FORMA INFORMATION

Risk Based Capital Ratios	Actual
	Dec. 31,	Dec. 31,	Proforma
	2008	2009	Dec. 31, 2009[1]	Increase
West Coast Bancorp
Tier 1 capital ratio	9.96%	7.74%	14.54%	6.80
Total capital ratio	11.21%	9.00%	15.80%	6.80
Leverage ratio	9.46%	5.79%	10.87%	5.08

West Coast Bank
Tier 1 capital ratio	9.66%	13.99%	13.99%	—
Total capital ratio	10.91%	15.25%	15.25%	—
Leverage ratio	9.17%	10.46%	10.46%	—

Share and Per Share Figures	Actual
	Dec. 31,	Dec. 31,	Proforma
(shares in thousands)	2008	2009	Dec. 31, 2009[2]	Increase
Outstanding shares	15,696	15,641	87,083	71,442
Q4 loss per diluted share	$(0.56)	$(3.32)	$(0.58)
Full year loss per diluted share	$(0.41)	$(6.02)	$(1.03)
Book value per share	$12.63	$6.83	$2.83

1 Pro forma risk-based capital ratios for West Coast Bancorp are reported as if shareholder approvals had been obtained as of
December 31, 2009 and the Series A preferred stock had been converted into common stock as of that date. Following the approvals and conversion, the Series B preferred stock that remains outstanding will also qualify as Tier 1 capital and is therefore included in the pro forma figures.

2 Pro forma share and per share figures are reported as if shareholder approvals had been obtained as of December 31, 2009, and the Series A preferred stock had been converted into 71,442 shares of common stock. These figures do not include shares of common stock issuable upon conversion of the Series B preferred stock that is not being converted immediately.

Balance Sheet Changes

Key balance sheet changes in 2009 included the loan portfolio contracting significantly, deposit balances increasing, and the Company raising the substantial amount of additional capital noted above. The combination of these trends caused the investment securities portfolio to grow rapidly and represent 22% of total earning assets at December 31, 2009, up from 9% twelve months earlier. The Company’s loan to deposit ratio declined from 102% at year end 2008 to 80% at December 31, 2009, demonstrating significant improvement in the Company’s liquidity position and balance sheet flexibility to grow the loan portfolio going forward.

More specifically, total loans declined $340 million or 16% during 2009 to $1.72 billion at December 31, 2009 as the recession and the internal lending and capital management strategies dramatically affected new loan originations, particularly of construction and commercial loans. The construction loan portfolio contracted $186 million or 65% over the past twelve months alone. Throughout 2009, the local housing market continued to work through its oversupply as evidenced by the estimated 7,400 new housing permits issued in Oregon in 2009 as compared to the high water mark of 31,000 permits issued in 2005. In part due to borrowers having de-leveraged over the past year, commercial loan balances declined $112 million or 23% during 2009. The recession has also had a significant adverse effect on employment and manufacturing activity in the region. For example, the number of manufacturing jobs in Oregon peaked at 208,500 in 2006 and had fallen to 162,800 in December 2009, a decrease of 22% and 45,700 jobs.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 2 below shows period end loan balances by loan categories:

Table 2

PERIOD END LOANS

(Dollars in thousands)	Dec. 31,	% of	Dec. 31,	% of	Change		Sept. 30,	% of
	2009	total	2008	total	Amount	%	2009	total
Commercial loans	$370,077	21%	$482,405	23%	$(112,328)	-23%	$406,807	22%
Commercial real estate construction	29,574	2%	92,414	4%	(62,840)	-68%	43,944	2%
Residential real estate construction	69,736	4%	192,735	10%	(122,999)	-64%	105,921	6%
Total real estate construction loans	99,310	6%	285,149	14%	(185,839)	-65%	149,865	8%
Mortgage	74,977	4%	87,628	4%	(12,651)	-14%	78,144	4%
Nonstandard mortgage	20,108	1%	32,597	2%	(12,489)	-38%	21,952	1%
Home equity	279,583	17%	272,983	13%	6,600	2%	282,552	16%
Total real estate mortgage	374,668	22%	393,208	19%	(18,540)	-5%	382,648	21%
Commercial real estate loans	862,193	50%	882,092	43%	(19,899)	-2%	863,658	48%
Installment and other consumer loans	18,594	1%	21,942	1%	(3,348)	-15%	19,023	1%
Total	$1,724,842		$2,064,796		$(339,954)	-16%	$1,822,001

Two-step residential construction
loans	$2,407	0%	$53,084	3%	$(50,677)	-95%	$5,128	0%
Total loans other than two-step loans	1,722,435	100%	2,011,712	97%	(289,277)	-14%	1,816,873	100%
Total	$1,724,842	100%	$2,064,796	100%	$(339,954)	-16%	$1,822,001	100%

Yield on loans	5.23%		6.03%		(0.80)		5.25%

The Company’s investment securities portfolio expanded from $199 million at December 31, 2008 to $562 million at year end 2009. The Company invested a significant amount of cash generated from the declining loan portfolio, the fourth quarter capital raise, and higher deposit balances in investment securities. The excess cash was primarily invested in mortgage backed and US government agency securities with an overall projected duration of 3.5 years at year end 2009. These securities were purchased to manage the Company’s interest rate position while providing an adequate incremental return and sufficient cash flows for future loan growth.

Table 3

PERIOD END INVESTMENTS

(Dollars in thousands)	Dec. 31,	% of	Dec. 31,	% of	Change		Sept. 30,	% of
	2009	total	2008	total	Amount	%	2009	total
U.S. Treasury securities	$25,007	4%	$223	0%	$24,784	11114%	$45,197	11%
U.S. Government Agency securities	103,988	19%	7,387	4%	96,601	1308%	39,603	10%
Corporate securities	9,753	2%	10,877	5%	(1,124)	-10%	10,621	3%
Mortgage-backed securities	344,294	61%	92,566	46%	251,728	272%	233,206	56%
Obligations of state and political sub.	70,018	12%	82,398	42%	(12,380)	-15%	73,903	18%
Equity investments and other securities	9,217	2%	5,064	3%	4,153	82%	9,454	2%
Total	$562,277	100%	$198,515	100%	$363,762	183%	$411,984	100%

Yield on investments (tax-equivalent basis)	3.69%		5.26%		(1.57)		4.01%

Fourth quarter 2009 average total deposits of $2.15 billion increased 6% or $121 million from the final quarter in 2008. Most important, low cost core demand and savings deposit categories grew over $145 million or 18% over the same period. This further improved the Company’s deposit mix, and combined with deposit pricing actions, helped reduce the rate paid on total deposits by 69 basis points to .99% year-over-year fourth quarter.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Fourth quarter 2009 average total time deposit balances declined $30 million from the same quarter of 2008 reflecting a $92 million reduction in average public balances in certificates of deposits. The Company elected to reduce such balances because pledging requirements for uninsured public deposits in both Oregon and Washington increased substantially during 2009 and to decrease higher cost deposits.

Table 4

QUARTERLY AVERAGE DEPOSITS BY CATEGORY

(Dollars in thousands)	Dec. 31,	% of	Dec. 31,	% of	Change		Sept. 30,	% of
	2009	total	2008	total	Amount	%	2009	total
Demand deposits	$539,547	25%	$467,768	23%	$71,779	15%	$508,758	24%
Interest bearing demand	316,584	15%	261,395	13%	55,189	21%	311,319	14%
Savings	95,566	4%	77,189	4%	18,377	24%	93,611	4%
Money market	641,770	30%	636,013	31%	5,757	1%	635,511	30%
Time deposits	553,688	26%	584,137	29%	(30,449)	-5%	610,907	28%
Total	$2,147,155	100%	$2,026,502	100%	$120,653	6%	$2,160,106	100%

Rate on total deposits	0.99%		1.68%		(0.69)		1.14%

The number of core deposit accounts continued to grow in 2009, particularly in the core transaction deposit accounts that are often the foundation from which to build broader client relationships and future revenue opportunities.

Table 5

NUMBER OF DEPOSIT ACCOUNTS

(In thousands)	Dec 31.	Dec 31.	Full year		Sept. 30	Q4	Annualized
	2009	2008	Change	%	2009	Change	%
Demand deposits	48,160	45,394	2,766	6%	47,763	397	3%
Interest bearing demand	49,311	46,199	3,112	7%	48,693	618	5%
Savings	26,762	23,840	2,922	12%	26,227	535	8%
Money market	14,832	16,071	(1,239)	-8%	15,044	(212)	-6%
Time deposits	14,199	13,816	383	3%	14,907	(708)	-19%
Total	153,264	145,320	7,944	5%	152,634	630	2%

Operating Results Reflect Difficult Economic Environment
As shown in table 6 below, the fourth quarter 2009 loss increased to $51.8 million from $8.7 million in the same quarter of 2008.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 6

SUMMARY INCOME STATEMENT

(Dollars in thousands)	Q4	Q4		Full year	Full year
	2009	2008	Change	2009	2008	Change

Net interest income	$19,238	$21,137	$(1,899)	$78,727	$92,150	$(13,423)
Provision for credit losses	35,233	16,517	(18,716)	90,057	40,367	(49,690)
Noninterest income	(6,148)	4,310	(10,458)	9,129	24,629	(15,500)
Noninterest expense	24,181	22,535	(1,646)	108,288	90,323	(17,965)
Net loss	(46,324)	(13,605)	(32,719)	(110,489)	(13,911)	(96,578)
Provision (benefit) for income taxes	5,507	(4,924)	(10,431)	(16,312)	(7,598)	8,714
Net loss	$(51,831)	$(8,681)	$(43,150)	$(94,177)	$(6,313)	$(87,864)

The Company’s net interest margin compressed 65 basis points from the fourth quarter of 2008 to 3.05% in the most recent quarter, while net interest income declined $1.9 million from the fourth quarter of 2008 to $19.2 million. These declines were primarily caused by the considerable shift in the earning asset mix from higher yielding loan balances to lower yielding cash and investment securities balances, the lengthening of the Company’s Federal Home Loan Bank borrowings in the first half of 2009, and the declining benefit from non-interest bearing demand deposit balances in the very low interest rate environment.

The table below illustrates the main components of net interest spread and the net interest margin for the periods shown:

Table 7

NET INTEREST SPREAD AND MARGIN

(Annualized, tax-equivalent basis)	Q4	Q4		Full year	Full year
	2009	2008	Change	2009	2008	Change
Yield on average interest-earning assets	4.25%	5.57%	(1.32)	4.71%	5.92%	(1.21)
Rate on average interest-bearing liabilities	1.59%	2.36%	(0.77)	1.76%	2.60%	(0.84)
Net interest spread	2.66%	3.21%	(0.55)	2.95%	3.32%	(0.37)
Net interest margin	3.05%	3.70%	(0.65)	3.33%	3.90%	(0.57)

Fourth quarter 2009 total non-interest loss was $6.1 million due to $14.5 million in OREO valuation adjustments and losses associated with OREO dispositions. In the final quarter of 2008 total non-interest income was $4.3 million, with OREO valuation adjustments and losses totaling $3.7 million. See table 8 below for details.

Excluding OREO valuation adjustments and losses on OREO dispositions, the Company’s noninterest income increased $.3 million or 4% to $8.3 million year-over-year fourth quarter. Fourth quarter 2009 deposit service charges and trust and investment revenues were relatively unchanged from the same quarter in 2008. Mainly due to an increase in the number of deposit transaction accounts and associated cards, total payment systems revenues grew 8% from the fourth quarter of 2008. Gain on sales of loans declined from the fourth quarter of 2008 due to reduced originations and sales of residential mortgage loans and no gains on sales of Small Business Administration loans during the most recent quarter.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 8

NONINTEREST INCOME

(Dollars in thousands)	Q4	Q4		Full year	Full year
	2009	2008	Change	2009	2008	Change
Noninterest income
Service charges on deposit accounts	$3,789	$3,853	$(64)	$15,765	$15,547	$218
Payment systems related revenue	2,402	2,225	177	9,399	9,033	366
Trust and investment services revenues	1,071	1,053	18	4,101	5,413	(1,312)
Gains on sales of loans	173	244	(71)	1,738	2,328	(590)
Other	885	633	252	4,438	3,252	1,186
Other-than-temporary impairment losses	—	—	—	(192)	(6,338)	6,146
Gain on sales of securities	—	3	(3)	833	780	53
Total	8,320	8,011	309	36,082	30,015	6,067

OREO losses on sale	(862)	(280)	(582)	(1,725)	(602)	(1,123)
OREO valuation adjustments	(6,940)	(3,421)	(3,519)	(18,562)	(4,784)	(13,778)
OREO loss on bulk sale	(6,666)	—	(6,666)	(6,666)	—	(6,666)
Total	(14,468)	(3,701)	(10,767)	(26,953)	(5,386)	(21,567)

Total noninterest income	$(6,148)	$4,310	$(10,458)	$9,129	$24,629	$(15,500)

As presented in table 9 below, fourth quarter 2009 total non-interest expense of $24.2 million increased 7% or $1.6 million from the final quarter in 2008. The combination of $1.1 million higher equipment and occupancy expenses related to review and disposal of fixed assets, a $.4 million increase in FDIC deposit insurance premiums and a $1.4 million increase in OREO operating expenses caused the fourth quarter year-over-year expense increase. Despite lower deferred loan origination expenses and more personnel in the special assets functions, total personnel expense fell slightly in the most recent quarter compared to the fourth quarter of 2008. For the full year, personnel expense was $44.6 million or 6% lower than in 2008.

Table 9

NONINTEREST EXPENSE

(Dollars in thousands)	Q4	Q4		Full year	Full year
	2009	2008	Change	2009	2008	Change
Noninterest expense
Salaries and employee benefits	$11,393	$11,483	$(90)	$44,608	$47,500	$(2,892)
Equipment	2,620	1,808	812	8,120	7,117	1,003
Occupancy	2,677	2,414	263	9,585	9,440	145
Payment systems related expense	1,076	935	141	4,036	3,622	414
Professional fees	953	1,235	(282)	4,342	4,317	25
Postage, printing and office supplies	781	877	(96)	3,201	3,834	(633)
Marketing	832	773	59	2,990	3,583	(593)
Communications	375	456	(81)	1,574	1,722	(148)
Goodwill impairment	—	—	—	13,059	—	13,059
Other noninterest expense	3,474	2,554	920	16,773	9,188	7,585
Total	24,181	22,535	1,646	108,288	90,323	17,965

Federal Tax Refund, Income Taxes and Deferred Tax Asset Valuation Allowance
Due to recent tax law changes, which apply only to banks that did not receive government assistance through the US Treasury Department’s Troubled Asset Relief Program, the Company can carry back its tax losses from 2009 to offset federal taxes paid in the previous five years as opposed to the two year carry back under the prior tax laws.  Due to these tax law changes and the Company’s tax losses in 2009, the Company will receive an estimated $29 million federal tax refund in early 2010 for losses incurred during 2009.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Furthermore, the Company established a $23.4 million valuation allowance against the deferred tax asset balance as of December 31, 2009, which reduced its year end deferred tax asset to $2.2 million. The primary factors in this decision were the Company’s continuing and cumulative losses over the past two years. As shown in table 10 below, the $23.4 million valuation allowance resulted in a fourth quarter 2009 income tax expense of $5.5 million, rather than the $17.8 million benefit for income taxes that would have been recognized in the fourth quarter of 2009 without establishing the valuation allowance. Looking forward management will review the deferred tax asset valuation allowance on a quarterly basis. Any future reversals of the deferred tax asset valuation allowance, as a result of the Company returning to profitability, would decrease the Company’s income tax expense and increase its after tax net income in the periods of reversals.

Table 10

PROVISION FOR INCOME TAXES

(Dollars in thousands)	Q4	Q4		Full year	Full year
	2009	2008	Change	2009	2008	Change

Benefit for income taxes excluding
valuation allowance	$(17,843)	$(4,924)	$12,919	$(39,662)	$(7,598)	$32,064
Provision for taxes from deferred tax asset
valuation allowance	23,350	—	(23,350)	23,350	—	(23,350)
Total provision (benefit) for income taxes	$5,507	$(4,924)	$(10,431)	$(16,312)	$(7,598)	$8,714

Credit Quality
Total net charge-offs measured $35.9 million in the most recent quarter, up from $21.0 million in the fourth quarter of 2008. Over half of the increase in net charge-offs can be attributed a $10.2 million increase in commercial loan net charge-offs. Net charge-offs also increased in the residential construction, mortgage, and commercial real estate categories. Fourth quarter 2009 net charge-offs reflected the Company aggressively managing its nonperforming assets and the continuing challenges in real estate markets and adverse economic conditions in our markets. The unemployment rates in Oregon and Washington at 11.0% and 9.5%, respectively, in December 2009 remain elevated.

The Company recorded a fourth quarter 2009 provision for credit losses of $35.2 million, up from $16.5 million in the same quarter of 2008. The significant loan net charge-offs and a continued negative loan risk rating migration during the fourth quarter, along with higher general valuation allowances in the 2009 year end allowance model, affected the provision for credit losses in the final quarter of 2009. The level of the Company’s future provisioning will be heavily dependent on the local real estate market, the level of interest rates, and general economic conditions nationally and in the areas in which we do business.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 11

ALLOWANCE FOR CREDIT LOSSES AND NET CHARGEOFFS

(Dollars in thousands)	Q4	Q3	Q2	Q1	Q4
	2009	2009	2009	2009	2008
Allowance for credit losses, beginning of period	$40,036	$38,569	$38,463	$29,934	$34,444
Provision for credit losses loans other than two-step loans	35,149	19,575	9,004	20,028	11,741
Provision for credit losses two-step loans	84	725	2,389	3,103	4,776
Total provision for credit losses	35,233	20,300	11,393	23,131	16,517
Loan net charge-offs:
Commercial	13,271	5,744	1,333	1,058	3,086
Commercial real estate construction	—	324	—	—	1,422
Residential real estate construction	9,813	7,811	4,877	5,101	5,299
Two-step residential construction	725	725	2,389	3,524	5,857
Total real estate construction	10,538	8,860	7,266	8,625	12,578
Mortgage	4,734	3,018	1,244	1,015	1,640
Nonstandard mortgage	692	725	320	1,929	2,457
Home equity	1,346	203	529	1,281	119
Total real estate mortgage	6,772	3,946	2,093	4,225	4,216
Commercial real estate	4,733	(79)	172	406	782
Installment and consumer	285	128	251	110	14
Overdraft	252	234	172	178	351
Total loan net charge-offs	35,851	18,833	11,287	14,602	21,027

Total allowance for credit losses	$39,418	$40,036	$38,569	$38,463	$29,934
Components of allowance for credit losses:
Allowance for loan losses	$38,490	$39,075	$37,700	$37,532	$28,920
Reserve for unfunded commitments	928	961	869	931	1,014
Total allowance for credit losses	$39,418	$40,036	$38,569	$38,463	$29,934

Net loan charge-offs to average loans (annualized)	7.94%	4.01%	2.30%	2.92%	4.00%
Allowance for loan losses to total loans	2.23%	2.14%	1.97%	1.88%	1.40%
Allowance for credit losses to total loans	2.29%	2.20%	2.01%	1.92%	1.45%
Allowance for loan losses to nonperforming loans	39%	30%	30%	29%	23%
Allowance for credit losses to nonperforming loans	40%	30%	30%	30%	23%

The total allowance for credit losses increased from $29.9 million or 1.45% of total outstanding loan balances at year end 2008 to $39.4 million or 2.29% at December 31, 2009. The unallocated portion of the allowance for loan losses amounted to $5.0 million or 12.7% of the total allowance for credit losses at year end 2009, up from $1.9 million and 6.4%, respectively, twelve months earlier. The Company’s estimate of appropriate reserve amounts will continue to be primarily dependent on the loan portfolio’s credit quality performance trends, including net charge-offs, which will be heavily dependent on local economic conditions.

Total non-performing assets declined 27% or $55.7 million to $152.9 million or 5.6% of total assets as of December 31, 2009 from $208.6 million and 7.9% at September 30, 2009, and $197.7 million and 7.9% at year end 2008. The balance of total nonperforming assets at year end reflected write downs totaling over $90 million or 38% from the original loan principal balance compared to write downs of 29% at the end of the third quarter. The fourth quarter disposition of $42.3 million in OREO properties, $35.9 million in loan net charge-offs, and $14.5 million in OREO valuation allowances more than offset the $29.4 million fourth quarter inflow of new nonaccrual loans. Two-step nonperforming assets were $28.1 million at December 31, 2009, down from $110.0 million twelve months earlier and from $61.7 million at the end of the third quarter.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

At December 31, 2009, total delinquent loans 30-89 days past due was $8.4 million or .49% of total loans, a decline from $13.1 million and .72% at September 30, 2009.

Table 12

NONPERFORMING ASSETS

(Dollars in thousands)	Dec. 31.	Sept. 30,	June 30,	March 31,	Dec. 31,
	2009	2009	2009	2009	2008
Loans on nonaccrual status:
Commercial	$36,211	$49,871	$34,396	$29,014	$6,250
Real estate construction:
Commercial real estate construction	1,488	2,449	2,922	2,923	2,922
Residential real estate construction	22,373	42,277	56,507	70,942	90,712
Total real estate construction	23,861	44,726	59,429	73,865	93,634
Real estate mortgage:
Mortgage	11,563	12,498	14,179	9,467	8,283
Nonstandard mortgage	8,752	10,810	10,486	10,972	15,229
Home equity	2,036	1,599	1,259	961	1,043
Total real estate mortgage	22,351	24,907	25,924	21,400	24,555
Commercial real estate	16,778	12,463	6,905	3,980	3,145
Installment and consumer	144	39	69	22	6
Total nonaccrual loans	99,345	132,006	126,723	128,281	127,590
90 days past due not on nonaccrual	—	—	—	—	—
Total non-performing loans	99,345	132,006	126,723	128,281	127,590

Other real estate owned	53,594	76,570	83,830	87,189	70,110
Total non-performing assets	$152,939	$208,576	$210,553	$215,470	$197,700

Non-performing loans to total loans	5.76%	7.25%	6.61%	6.42%	6.18%
Non-performing assets to total assets	5.60%	7.86%	8.06%	8.63%	7.86%

Total nonaccrual loans declined by $32.7 million in the fourth quarter to $99.3 million at year end 2009. This decline was driven by a $20.9 million reduction in nonaccrual construction loans and a $13.7 million decline in nonaccrual commercial loans. Fourth quarter nonaccrual construction loans fell due to net charge-offs, a lower inflow of new nonaccrual loan balances from the residential construction portfolio compared to prior quarters, and the Company taking ownership of more primarily residential site development and construction properties related to loans previously on nonaccrual status. Also, the Company impaired a number of large commercial loans in the fourth quarter. At December 31, 2009, the total nonaccrual loan portfolio had been written down 30% compared to 24% as of September 30, 2009.

The Company’s OREO property disposition activities were strong during the final quarter of 2009. Including the bulk sale of 69 properties with a book value of $18.9 million, the Company disposed of 165 OREO properties with a book value of $42.3 million during the fourth quarter. The number of closed OREO sales outside the bulk sale accelerated from 70 to 96 quarter over quarter. Of the 165 properties sold in the quarter, 121 were properties associated with previous two-step loans and 44 properties related to other loans. The December 31, 2009 total OREO portfolio consisted of 672 properties valued at $53.6 million. The OREO balance reflected a write-down of 49% from the original principal of the loans compared to 38% at the end of the third quarter. The majority of the properties added to OREO during the fourth quarter consisted of 405 lots within 9 site development projects.  These lots contributed to the reduction in the average OREO property book value to $80,000 at December 31, 2009 from $254,000 at September 30, 2009. The projects are primarily located in Seattle, Maple Valley, Vancouver, Washougal, and Puyallup in the state of Washington and in Salem, Oregon.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 13

OTHER REAL ESTATE OWNED ACTIVITY

(Dollars in thousands)	Fourth quarter	# of	Full year	# of
	2009	properties	2009	properties
Beginning balance	$76,570	301	$70,110	288
Additions to OREO	26,293	536	79,107	699
Dispositions and valuation adjustments	(49,269)	(165)	(95,623)	(315)
Ending balance	$53,594	672	$53,594	672

Table 14

OTHER REAL ESTATE OWNED BY PROPERTY TYPE

(Dollars in thousands)	Dec. 31,	# of	Sept. 30,	# of
	2009	properties	2009	properties
Residential site developments	$14,851	453	$3,334	25
Non two-step homes	7,393	50	11,480	29
Non two-step lots	1,614	17	2,116	8
Land	1,607	7	717	3
Income producing properties	1,255	4	1,907	2
Condominiums	982	12	—	—
Multifamily	229	7	460	1
Two-step lots	3,621	54	5,016	63
Two-step homes	22,042	68	51,540	170
Total	$53,594	672	$76,570	301

As of December 31, 2009 there were 43 OREO property sales pending with a book value of $10.9 million. Future financial results will be heavily dependent on the Company's ability to dispose of its OREO properties at prices that are in line with current valuation expectations.

Other
The Company will hold a Webcast conference call Monday, January 25, 2010, at 11:00 a.m. Pacific Time, during which the Company will discuss fourth quarter 2009 results and key activities. To access the conference call via a live Webcast, go to www.wcb.com and click on Investor Relations and the “4th Quarter 2009 Earnings Conference Call” tab. The conference call may also be accessed by dialing (877) 247-4281 Conference ID#: 48338219 a few minutes prior to 11:00 a.m. Pacific Time. The call will be available for replay by accessing the Company’s website at www.wcb.com and following the same instructions.

West Coast Bancorp is a Northwest bank holding company with $2.7 billion in assets and 65 offices in Oregon and Washington.  The Company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank.  For more information, visit the Company’s web site at www.wcb.com.

Forward Looking Statements:
Statements in this release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA.  These statements can be identified by words in this release by words such as "expects," "believes," or "will."  Actual results could be quite different from those expressed or implied by the forward-looking statements. Do not unduly rely on forward-looking statements.  They give our expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 15

INCOME STATEMENT

(Dollars in thousands, unaudited)	Q4	Q4	Q3	Full year	Full year
	2009	2008	2009	2009	2008
Net interest income
Interest and fees on loans	$23,457	$29,605	$24,535	$100,356	$129,517
Interest on investment securities	3,309	2,388	3,063	11,422	10,951
Other interest income	182	24	127	372	378
Total interest income	26,948	32,017	27,725	112,150	140,846
Interest expense on deposit accounts	5,382	8,562	6,216	24,442	37,549
Interest on borrowings and subordinated debentures	2,328	2,318	2,364	8,981	11,147
Total interest expense	7,710	10,880	8,580	33,423	48,696
Net interest income	19,238	21,137	19,145	78,727	92,150

Provision for credit losses	35,233	16,517	20,300	90,057	40,367

Noninterest income
Service charges on deposit accounts	3,789	3,853	4,038	15,765	15,547
Payment systems related revenue	2,402	2,225	2,501	9,399	9,033
Trust and investment services revenues	1,071	1,053	1,140	4,101	5,413
Gains on sales of loans	173	244	466	1,738	2,328
OREO valuation adjustments and losses on sale	(14,468)	(3,701)	(3,998)	(26,953)	(5,386)
Other	885	633	824	4,438	3,252
Other-than-temporary impairment losses	—	—	—	(192)	(6,338)
Gain on sales of securities	—	3	—	833	780
Total noninterest income	(6,148)	4,310	4,971	9,129	24,629
Noninterest expense
Salaries and employee benefits	11,393	11,483	10,753	44,608	47,500
Equipment	2,620	1,808	1,758	8,120	7,117
Occupancy	2,677	2,414	2,247	9,585	9,440
Payment systems related expense	1,076	935	1,043	4,036	3,622
Professional fees	953	1,235	1,091	4,342	4,317
Postage, printing and office supplies	781	877	799	3,201	3,834
Marketing	832	773	832	2,990	3,583
Communications	375	456	402	1,574	1,722
Goodwill impairment	—		—	13,059
Other noninterest expense	3,474	2,554	4,564	16,773	9,188
Total noninterest expense	24,181	22,535	23,489	108,288	90,323
Loss before income taxes	(46,324)	(13,605)	(19,673)	(110,489)	(13,911)
Provision (benefit) for income taxes	5,507	(4,924)	(7,265)	(16,312)	(7,598)
Net loss	$(51,831)	$(8,681)	$(12,408)	$(94,177)	$(6,313)

Loss per share:
Basic	$(3.32)	$(0.56)	$(0.79)	$(6.02)	$(0.41)
Diluted	$(3.32)	$(0.56)	$(0.79)	$(6.02)	$(0.41)

Weighted average common shares	15,510	15,489	15,520	15,510	15,472
Weighted average diluted shares	15,510	15,489	15,520	15,510	15,472

Tax equivalent net interest income	$19,592	$21,558	$19,505	$80,222	$93,901

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

Table 16

BALANCE SHEETS

(Dollars in thousands, unaudited)	Dec 31.	Dec 31.	Sept. 30
	2009	2008	2009
Assets:
Cash and cash equivalents	$303,097	$64,778	$251,642
Investments	562,277	198,515	411,984
Total loans	1,724,842	2,064,796	1,822,001
Allowance for loan losses	(38,490)	(28,920)	(39,075)
Loans, net	1,686,352	2,035,876	1,782,926
OREO, net	53,594	70,110	76,570
Goodwill and other intangibles	637	14,054	716
Other assets	124,625	132,807	129,519
Total assets	$2,730,582	$2,516,140	$2,653,357

Liabilities and Stockholders' Equity:
Demand	$542,215	$478,292	$522,629
Savings and interest-bearing demand	422,838	346,206	401,256
Money market	657,306	615,588	651,198
Time deposits	524,525	584,293	580,743
Total deposits	2,146,884	2,024,379	2,155,826
Borrowings and subordinated debentures	314,299	274,059	314,299
Reserve for unfunded commitments	928	1,014	961
Other liabilities	22,377	18,501	20,588
Total liabilities	2,484,488	2,317,953	2,491,674
Stockholders' equity	246,094	198,187	161,683
Total liabilities and stockholders' equity	$2,730,582	$2,516,140	$2,653,357

Common shares outstanding period end	15,641	15,696	15,647
Book value per common share	$6.83	$12.63	$10.33
Tangible book value per common share	$6.79	$11.73	$10.29

AVERAGE BALANCE SHEETS

(Dollars in thousands)	QTD Dec 31.	QTD Dec 31.	QTD Sept. 30	Full year	Full year
	2009	2008	2009	2009	2008
Cash and cash equivalents	$334,258	$60,362	$241,886	$191,050	$75,097
Investments	460,394	201,917	387,830	337,541	229,478
Total loans	1,791,572	2,092,926	1,865,050	1,914,975	2,146,869
Allowance for loan losses	(41,356)	(33,879)	(39,336)	(37,363)	(38,328)
Loans, net	1,750,216	2,059,047	1,825,714	1,877,612	2,108,541
Other assets	199,501	187,519	206,485	209,073	156,503
Total assets	2,744,369	2,508,845	2,661,915	2,615,276	2,569,619

Demand	$539,547	$467,768	$508,758	$499,283	$470,601
Savings and interest-bearing demand	412,150	338,584	404,930	387,905	350,769
Money market	641,770	636,013	635,511	617,881	658,360
Time deposits	553,688	584,137	610,907	587,299	566,195
Total deposits	2,147,155	2,026,502	2,160,106	2,092,368	2,045,925
Borrowings and subordinated debentures	314,299	276,336	314,299	304,085	300,759
Other liabilities	22,812	5,292	20,035	19,044	16,409
Stockholders' equity	260,103	200,715	167,475	199,779	206,526
Total liabilities and stockholders' equity	$2,744,369	$2,508,845	$2,661,915	$2,615,276	$2,569,619

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

The following table presents information with respect to the Company’s allowance for credit losses.

Table 17

ALLOWANCE FOR CREDIT LOSSES

(Dollars in thousands)	Full year	Full year
	Dec 31.	Dec 31.
	2009	2008
Allowance for credit losses, beginning of period	$29,934	$54,903
Provision for credit losses loans other than two-step loans	83,756	30,867
Provision for credit losses two-step loans	6,301	9,500
Total provision for credit losses	90,057	40,367
Loan charge-offs:
Commercial	22,411	6,464
Commercial real estate construction	325	1,422
Residential real estate construction	28,287	10,105
Two-step residential construction	6,963	42,483
Total real estate construction	35,575	54,010
Mortgage	10,022	1,811
Nonstandard mortgage	3,666	3,036
Home equity	3,394	249
Total real estate mortgage	17,082	5,096
Commercial real estate	5,383	826
Installment and consumer	840	531
Overdraft	1,054	1,328
Total loan charge-offs	82,345	68,255
Loan recoveries:
Commercial	1,005	203
Commercial real estate construction	—	—
Residential real estate construction	44	—
Two-step residential construction	241	2,339
Total real estate construction	285	2,339
Mortgage	11	—
Nonstandard mortgage	1	38
Home equity	35	32
Total real estate mortgage	47	70
Commercial real estate	151	—
Installment and consumer	65	78
Overdraft	219	229
Total loan recoveries	1,772	2,919
Net charge-offs	80,573	65,336

Total allowance for credit losses	$39,418	$29,934
Components of allowance for credit losses:
Allowance for loan losses	$38,490	$28,920
Reserve for unfunded commitments	928	1,014
Total allowance for credit losses	$39,418	$29,934

Net loan charge-offs to average loans	4.21%	3.04%

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

The following table presents information about the Company’s total delinquent loans.

Table 18

DELINQUENT LOANS 30-89 DAYS PAST DUE AS A % OF LOAN CATEGORY

(Dollars in thousands)	Dec. 31.	Dec. 31.	Sept. 30
	2009	2008	2009
Commercial loans	0.31%	0.58%	0.16%
Real estate construction loans	0.61%	0.68%	5.68%
Real estate mortgage loans	0.71%	0.49%	0.71%
Commercial real estate loans	0.46%	0.15%	0.14%
Installment and other consumer loans	0.32%	0.36%	0.09%

Delinquent loans to total loans	0.49%	0.39%	0.72%

Delinquent loans 30-89 days past due:
Two-step residential construction loans	$—	$1,242	$—
Total loans other than two-step loans	8,427	6,850	13,136
Total delinquent loans 30-89 days past due, not in nonaccrual status	$8,427	$8,092	$13,136

WEST COAST BANCORP REPORTS FOURTH QUARTER 2009 EARNINGS
January 25, 2010

The following table presents information about the Company’s activity in other real estate owned.

Table 19

OTHER REAL ESTATE OWNED ACTIVITY

(Dollars in thousands)
	Two-step related OREO activity		Non two-step related OREO activity		Total OREO related activity
	Amount	Number	Amount	Number	Amount	Number
Full year 2008:
Beginning balance January 1, 2008	$3,255	14	$—	1	$3,255	15
Additions to OREO	75,863	294	11,936	42	87,799	336
Capitalized improvements	1,319		10		1,329
Valuation adjustments	(4,286)		(499)		(4,785)
Disposition of OREO properties	(16,129)	(57)	(1,359)	(6)	(17,488)	(63)
Ending balance Dec. 31, 2008	$60,022	251	$10,088	37	$70,110	288

Beginning balance January 1, 2009	60,022	251	10,088	37	70,110	288
Additions to OREO	20,635	62	4,614	17	25,249	79
Capitalized improvements	668		14		682
Valuation adjustments	(4,110)		(651)		(4,761)
Disposition of OREO properties	(3,896)	(17)	(195)	(1)	(4,091)	(18)
Ending balance March 31, 2009	$73,319	296	$13,870	53	$87,189	349

Additions to OREO	9,822	33	3,841	15	13,663	48
Capitalized improvements	1,080		76		1,156
Valuation adjustments	(2,320)		(744)		(3,064)
Disposition of OREO properties	(12,269)	(51)	(2,845)	(11)	(15,114)	(62)
Ending balance June 30, 2009	$69,632	278	$14,198	57	$83,830	335

Additions to OREO	2,130	9	8,979	27	11,109	36
Capitalized improvements	869		86		955
Valuation adjustments	(3,347)		(450)		(3,797)
Disposition of OREO properties	(12,728)	(54)	(2,799)	(16)	(15,527)	(70)
Ending balance Sept. 30, 2009	$56,556	233	$20,014	68	$76,570	301

Additions to OREO	2,137	10	22,016	526	24,153	536
Capitalized improvements	2,033		107		2,140
Valuation adjustments	(4,927)		(2,013)		(6,940)
Disposition of OREO properties	(30,137)	(121)	(12,192)	(44)	(42,329)	(165)
Ending balance Dec. 31, 2009	$25,662	122	$27,932	550	$53,594	672

Full year 2009:
Beginning balance January 1, 2009	$60,022	251	$10,088	37	$70,110	288
Additions to OREO	34,724	114	39,450	585	74,174	699
Capitalized improvements	4,650		283		4,933
Valuation adjustments	(14,704)		(3,858)		(18,562)
Disposition of OREO properties	(59,030)	(243)	(18,031)	(72)	(77,061)	(315)
Ending balance Dec. 31, 2009	$25,662	122	$27,932	550	$53,594	672